Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors

Select Comfort Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329, No. 333-80755, No. 333-85914, No. 333-118329 and No. 333-167331) on Form S-8 of Select Comfort Corporation and subsidiaries of our report dated February 25, 2010, with respect to the consolidated balance sheet of Select Comfort Corporation and subsidiaries as of January 2, 2010, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the two-year period ended January 2, 2010, and the related financial statement schedule, which report appears in the January 2, 2010 annual report on Form 10-K of Select Comfort Corporation and subsidiaries.

/s/ KPMG LLP

Minneapolis, Minnesota
February 24, 2011